March 2014 Preliminary Terms No. 146 Registration Statement No. 333-190038 Dated March 13, 2014 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Trigger PLUS Based on the Level of the S&P 500® Index due April 3, 2020
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Unlike conventional debt securities, the Trigger PLUS offered by these preliminary terms will pay no interest and do not guarantee any return of principal at maturity.  If the closing level of the S&P 500® Index on the valuation date is greater than on the pricing date, at maturity investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlier.  If the closing level of the S&P 500® Index on the valuation date is less than or equal to the initial underlier value but greater than or equal to the trigger level, investors will receive the stated principal amount of their investment.  However, if the closing level of the S&P 500® Index on the valuation date is less than the trigger level, at maturity investors will lose a significant portion or all of the stated principal amount of their investment, resulting in a 1% loss for every 1% of that decline from the initial underlier value.  The Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the upside leverage feature and the limited protection against loss that applies only if the final underlier value is greater than or equal to the trigger level.  Investors may lose their entire initial investment in the Trigger PLUS. The Trigger PLUS are senior unsecured debt obligations of Barclays Bank PLC and all payments on the Trigger PLUS are subject to the creditworthiness of Barclays Bank PLC and are not guaranteed by any third party.
SUMMARY TERMS
Issuer:	Barclays Bank PLC
Underlier:	S&P 500® Index
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Trigger PLUS
Initial issue price:	$1,000 per Trigger PLUS (see “Commissions and initial issue price” below)
Pricing date: †	March , 2014 (expected to price on or about March 31, 2014)
Original issue date:†	April , 2014 (3 business days after the pricing date)
Valuation date:†	March 31, 2020, subject to postponement
Maturity date:†	April 3, 2020, subject to postponement
Interest:	None
Payment at maturity (per Trigger PLUS):
▪  If the final underlier value is greater than the initial underlier value:
$1,000 + leveraged upside payment
▪  If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger level:
       $1,000
▪  If the final underlier value is less than the trigger level:
$1,000 × underlier performance factor
This amount will be less than the stated principal amount of $1,000 and will represent a loss of at least 40%, and possibly all, of an investor’s initial investment.
Investors may lose their entire initial investment in the Trigger PLUS.  Any payment on the Trigger PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party.  For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors—Credit of Issuer” in these preliminary terms.

Leveraged upside payment:	$1,000 × leverage factor × underlier percent increase
Leverage factor:	At least 130%. The actual leverage factor will be determined on the pricing date.
Trigger level:	, which is 60% of the initial underlier value
Underlier percent increase:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value:	, which is the closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
CUSIP/ISIN:	06742B261 / US06742B2613
Listing:	We do not intend to list the Trigger PLUS on any securities exchange.
Selected Dealer:	Morgan Stanley Wealth Management (“MSWM”)
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer
Per Trigger PLUS	$1,000	$1,000	$35	$965
Total	$	$	$	$
(1)
Our estimated value of the Trigger PLUS on the pricing date, based on our internal pricing models, is expected to be between $900.00 and $939.00 per Trigger PLUS.  The estimated value is expected to be less than the initial issue price of the Trigger PLUS.  See “Additional Information Regarding Our Estimated Value of the Trigger PLUS” on page 3 of these preliminary terms.

(2)
Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $35.00 for each Trigger PLUS they sell.  See “Supplemental Plan of Distribution.”

Investing in the Trigger PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 9 and on page S-6 of the prospectus supplement.  You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Any payment on the Trigger PLUS, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors - Credit of Issuer” in these preliminary terms.

Prospectus dated July 19, 2013     Prospectus Supplement dated July 19, 2013     Index Supplement dated July 19, 2013

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate.  Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or determined that these preliminary terms are truthful or complete.  Any representation to the contrary is a criminal offense.

Terms continued from previous page:
Closing level:
On any scheduled trading day, the closing level of the underlier as published by Bloomberg under ticker symbol “SPX<Index>” at the regular weekday close of trading on that day.  In certain circumstances, the closing level will be based on the alternate calculation of the underlier as described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-98 of the accompanying prospectus supplement.

†
Expected. In the event that we make any change to the pricing date or the original issue date, the valuation date and the maturity date may be changed so that the stated term of the Trigger PLUS remains the same.  In addition, the maturity date and valuation date are subject to postponement, see “Additional Information About the Trigger PLUS—Additional provisions—Postponement of maturity date,” “Additional Information About the Trigger PLUS—Additional provisions—Postponement of valuation date” and “Additional Information About the Trigger PLUS—Additional provisions —Market disruption events and adjustments.”

Barclays Capital Inc.

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Additional Terms of the Trigger PLUS

You should read these preliminary terms together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Trigger PLUS are a part.  These preliminary terms, together with the documents listed below, contain the terms of the Trigger PLUS and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the Trigger PLUS involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•           Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•           Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•           Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070.  As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Trigger PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the Trigger PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the pricing date is based on our internal funding rates.  Our estimated value of the Trigger PLUS may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Trigger PLUS on the pricing date is expected to be less than the initial issue price of the Trigger PLUS.  The difference between the initial issue price of the Trigger PLUS and our estimated value of the Trigger PLUS is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Trigger PLUS, the estimated cost that we may incur in hedging our obligations under the Trigger PLUS, and estimated development and other costs that we may incur in connection with the Trigger PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the Trigger PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Trigger PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Trigger PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 3 months after the initial issue date of the Trigger PLUS because, in our discretion, we may elect to effectively reimburse

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to investors a portion of the estimated cost of hedging our obligations under the Trigger PLUS and other costs in connection with the Trigger PLUS that we will no longer expect to incur over the term of the Trigger PLUS.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Trigger PLUS and any agreement we may have with the distributors of the Trigger PLUS.  The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Trigger PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 9 of these preliminary terms.

You may revoke your offer to purchase the Trigger PLUS at any time prior to the pricing date.  We reserve the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their pricing date.  In the event of any changes to the terms of the Trigger PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

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Investment Summary

Trigger Performance Leveraged Upside Securities
The Trigger PLUS based on the S&P 500® Index due April 3, 2020 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for any positive performance of the underlier

▪	To enhance returns and outperform the underlier in a bullish scenario

▪	To achieve similar levels of upside exposure to the underlier as a direct investment, while using fewer dollars by taking advantage of the leverage factor

▪
To provide limited protection against a loss of principal in the event of a decline of the underlier as of the valuation date, but only if the final underlier value is greater than or equal to the trigger level

If the final underlier value is less than the trigger level, the Trigger PLUS are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	6 years
Leverage factor:	At least 130%. The actual leverage factor will be determined on the pricing date.
Trigger Level:	60% of the initial underlier value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Interest:	None

Key Investment Rationale

The Trigger PLUS offer leveraged exposure to any positive performance of the underlier.  In exchange for enhanced performance of at least 130% of any appreciation of the underlier, investors are exposed to the risk of loss of some or all of their investment due to the trigger feature.  The actual leverage factor will be determined on the pricing date.  If the final underlier value is greater than the initial underlier value, at maturity investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlier.  If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger level, investors will receive the stated principal amount of their investment.  However, if the final underlier value is less than the trigger level, at maturity investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% of that decline from the initial underlier value.  Investors may lose their entire initial investment in the Trigger PLUS.  The Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the upside leverage feature and the limited protection against loss that applies only if the final underlier value is greater than or equal to the trigger level.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for any positive performance of the underlier relative to a direct investment in the underlier.
Trigger Feature
At maturity, even if the underlier has declined over the term of the Trigger PLUS, investors will receive their stated principal amount but only if the final underlier value is greater than or equal to the trigger level.

Upside Scenario
The final underlier value is greater than the initial underlier value.  In this case, at maturity, the Trigger PLUS pay the stated principal amount of $1,000 plus at least 130% of the underlier percent increase.  The actual leverage factor will be determined on the pricing date.

Par Scenario
The final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger level.  In this case, at maturity, the Trigger PLUS pay the stated principal amount of $1,000 per Trigger PLUS even though the underlier has depreciated.

Downside Scenario
The final underlier value is less than the trigger level. In this case, at maturity, the Trigger PLUS pay no more than 60% of the stated principal amount and the loss of the stated principal amount will be proportionate to the percentage decrease of the underlier from the initial underlier value.  For example, if the final underlier value is 55% less than the initial underlier value, the Trigger PLUS will pay $450.00 per Trigger PLUS, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount.  There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

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How the Trigger PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Hypothetical leverage factor:	130%. The actual leverage factor will be determined on the pricing date.
Trigger level	60% of the initial underlier value

How it works

▪
Upside Scenario. Under the hypothetical terms of the Trigger PLUS, if the final underlier value is greater than the initial underlier value, investors will receive the $1,000 stated principal amount plus 130% of the appreciation of the underlier over the term of the Trigger PLUS.

▪	For example, if the underlier appreciates by 3%, investors would receive a 3.9% return, or $1,039.00 per Trigger PLUS, at maturity.

▪
Par Scenario.  If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger level, investors will receive the stated principal amount of $1,000 per Trigger PLUS.

▪	For example, if the underlier depreciates 5%, investors would receive the $1,000 stated principal amount.

▪
Downside Scenario.  If the final underlier value is less than the trigger level, investors will receive an amount that is significantly less than the stated principal amount, by an amount based on a 1% loss of principal for each 1% decline in the underlier. Investors may lose their entire initial investment in the Trigger PLUS.

▪	For example, if the underlier depreciates 50%, investors would lose 50% of their principal and receive only $500.00 per Trigger PLUS at maturity, or 50% of the stated principal amount.

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What Is the Total Return on the Trigger PLUS at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the Trigger PLUS.  The “total return” as used in these preliminary terms is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000.00 stated principal amount to $1,000.00.  The table and examples set forth below assume a hypothetical initial underlier value of 100, a hypothetical trigger level of 60 (or 60% of the hypothetical initial underlier value) and the hypothetical leverage factor of 130%.  The hypothetical initial underlier value of 100 has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value.  Please see “S&P 500® Index Overview” below for recent actual levels of the underlier.  The actual initial underlier value, trigger level and leverage factor will be determined on the pricing date.  For the purposes of the examples below, the “Underlier Return” equals: ((final underlier value - initial underlier value)/initial underlier value). Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the Trigger PLUS.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The table and examples below do not take into account any tax consequences from investing in the Trigger PLUS.

Final Underlier Value	Underlier Return	Underlier Percent Increase	Underlier Performance Factor	Payment at Maturity	Total Return on Trigger PLUS
150.00	50.00%	50.00%	N/A	$1,650.00	65.00%
140.00	40.00%	40.00%	N/A	$1,520.00	52.00%
130.00	30.00%	30.00%	N/A	$1,390.00	39.00%
120.00	20.00%	20.00%	N/A	$1,260.00	26.00%
110.00	10.00%	10.00%	N/A	$1,130.00	13.00%
105.00%	5.00%	5.00%	N/A	$1,065.00	6.50%
102.50	2.50%	2.50%	N/A	$1,032.50	3.25%
100.00	0.00%	0.00%	N/A	$1,000.00	0.00%
90.00	-10.00%	N/A	90.00%	$1,000.00	0.00%
85.00	-15.00%	N/A	85.00%	$1,000.00	0.00%
80.00	-20.00%	N/A	80.00%	$1,000.00	0.00%
70.00	-30.00%	N/A	70.00%	$1,000.00	0.00%
60.00	-40.00%	N/A	60.00%	$1,000.00	0.00%
50.00	-50.00%	N/A	50.00%	$500.00	-50.00%
40.00	-60.00%	N/A	40.00%	$400.00	-60.00%
30.00	-70.00%	N/A	30.00%	$300.00	-70.00%
20.00	-80.00%	N/A	20.00%	$200.00	-80.00%
20.00	-90.00%	N/A	10.00%	$100.00	-90.00%
0.00	-100.00%	N/A	0.00%	$0.00	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The level of the underlier increases from an initial underlier value of 100.00 to a final underlier value of 102.50.
Because the final underlier value is greater than the initial underlier value, the investor receives a payment at maturity of $1,032.50 per $1,000 stated principal amount calculated as follows:

$1,000 + leveraged upside payment

$1,000 + ($1,000 × leverage factor × underlier percent increase)

$1,000 + ($1,000 × 130% × 2.50%) = $1,032.50

The total return on the Trigger PLUS is 3.25%.

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Example 2: The level of the underlier decreases from an initial underlier value of 100.00 to a final underlier value of 70.00.

Because the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger level, the investor receives a payment at maturity equal to the stated principal amount of $1,000.00 per Trigger PLUS.

The total return on the Trigger PLUS is 0.00%.

Example 3: The level of the underlier decreases from an initial underlier value of 100.00 to a final underlier value of 30.00.

Because the final underlier value is less than the trigger level, the investor receives a payment at maturity of $300.00 per $1,000.00 stated principal amount calculated as follows:

$1,000 × underlier performance factor

$1,000 × 30% = $300.00

The total return on the Trigger PLUS is -70.00%.

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Risk Factors
An investment in the Trigger PLUS involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS.  Investing in the Trigger PLUS is not equivalent to investing directly in the underlier or any of the component stocks of the underlier.  The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and in the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”; and

•
“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

▪
The Trigger Feature only provides protection for a limited range of negative performance of the underlier, and the Trigger PLUS do not pay interest or guarantee return of principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the final underlier value is less than the trigger level (which is 60% of the initial underlier value), the payment at maturity will be an amount in cash that is significantly less than the $1,000 stated principal amount of each Trigger PLUS by an amount proportionate to the decrease in the value of the underlier from the initial underlier value, and may be zero.  There is no minimum payment at maturity on the Trigger PLUS and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪
The market price will be influenced by many unpredictable factors.  Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility and dividend yield of the underlier, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events, and any actual or anticipated changes to our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪
Credit of Issuer. The Trigger PLUS are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Trigger PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by a third party.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Trigger PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Trigger PLUS.

▪
Investing in the Trigger PLUS is not equivalent to investing in the underlier.  Investing in the Trigger PLUS is not equivalent to investing in the underlier or its component stocks.  Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that compose the underlier.

▪
Adjustments to the underlier could adversely affect the value of the Trigger PLUS.  The underlier publisher may discontinue or suspend calculation or publication of the underlier at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlier and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The payment at maturity of the Trigger PLUS is not based on the level of the underlier at any time other than at closing on the final valuation date.  The payment at maturity is not based on the value of the underlier at any time other than the final underlier value on the valuation date and will be based solely on the final underlier value of the underlier as compared to the initial underlier value of the underlier.  Therefore, if the level of the underlier drops precipitously by the valuation date, the payment at maturity, if any, that you will receive for your Trigger PLUS may be significantly less than it would otherwise have been had such payment been linked to the value of the underlier at any time prior to such drop.

▪
The inclusion of commissions and projected profit from hedging in the initial issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the Trigger PLUS in any secondary market transactions will likely be lower than the initial issue price since the initial issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the Trigger PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Trigger PLUS.  In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs and the price, if any, at which

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Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the Trigger PLUS from you in secondary market transactions will likely be lower than the price you paid for the Trigger PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪
The estimated value of your Trigger PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your Trigger PLUS on the pricing date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪
The estimated value of your Trigger PLUS is expected to be lower than the initial issue price of your Trigger PLUS.  The estimated value of your Trigger PLUS on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your Trigger PLUS.  The difference between the initial issue price of your Trigger PLUS and the estimated value of the Trigger PLUS is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Trigger PLUS, the estimated cost that we may incur in hedging our obligations under the Trigger PLUS, and estimated development and other costs that we may incur in connection with the Trigger PLUS.

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The estimated value of the Trigger PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.  The estimated value of your Trigger PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Trigger PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of Trigger PLUS in the secondary market.  As a result, the secondary market price of your Trigger PLUS may be materially different from the estimated value of the Trigger PLUS determined by reference to our internal pricing models.

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The estimated value of your Trigger PLUS is not a prediction of the prices at which you may sell your Trigger PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Trigger PLUS and may be lower than the estimated value of your Trigger PLUS. The estimated value of the Trigger PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Trigger PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Trigger PLUS.  Further, as secondary market prices of your Trigger PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Trigger PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the Trigger PLUS, secondary market prices of your Trigger PLUS will likely be lower than the initial issue price of your Trigger PLUS.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your Trigger PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

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The temporary price at which we may initially buy the Trigger PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Trigger PLUS.  Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market (if Barclays Capital Inc. makes a market in the Trigger PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Trigger PLUS on the pricing date, as well as the secondary market value of the Trigger PLUS, for a temporary period after the initial issue date of the Trigger PLUS.  The price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Trigger PLUS.

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The Trigger PLUS will not be listed on any securities exchange, and secondary trading may be limited.  There may be little or no secondary market for the Trigger PLUS.  We do not intend to list the Trigger PLUS on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Trigger PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time.  Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  Because other dealers are not likely to make a secondary market for the Trigger PLUS, the price, if any, at which you may be able to trade your Trigger PLUS is likely to depend

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on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Trigger PLUS.  Accordingly, you should be willing to hold your Trigger PLUS to maturity.

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Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent will determine the initial underlier value, the trigger level and the final underlier value, whether the underlier has decreased below the trigger level and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final underlier value in the event of a discontinuance of the underlier, may adversely affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Trigger PLUS.  The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial underlier value and the trigger level and, therefore, could increase the value at or above which the underlier must close so that the investor does not suffer a loss on their initial investment in the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect the value of the underlier on the valuation date and accordingly, the amount of cash an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Trigger PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Trigger PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Trigger PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the tax consequences of ownership and disposition of the Trigger PLUS could be materially and adversely affected.  In addition, as described below under “Additional provisions—Tax considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Trigger PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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S&P 500® Index Overview
All information regarding the S&P 500® Index set forth in this pricing supplement reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. The underlier is calculated, maintained and published by S&P Dow Jones Indices LLC.

The underlier is reported by Bloomberg under the ticker symbol “SPX <Index>”. The underlier is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the underlier, discussed in further detail in the accompanying index supplement, is based on the aggregate market value of the common stocks of 500 leading companies in leading industries of the U.S. economy as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The information about the underlier provided in this free writing prospectus should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Information about the underlier as of market close on March 10, 2014:
Bloomberg Ticker Symbol:	SPX	52 Week High:	1,883.57
Current Closing Level:	1,877.17	52 Week Low:	1,536.03
52 Weeks Ago:	1,551.18

The following table sets forth the published high, low and period end closing levels of the underlier for each quarter for the period of January 2, 2008 through March 10, 2014. The associated graph shows the closing levels of the underlier for each day in the same period. The closing level of the underlier on March 10, 2014 was 1,877.17.  We obtained the information in the table and graph below from Bloomberg, L.P., without independent verification.  We cannot give you assurance that the performance of the underlier will result in the return of any of your initial investment.  The historical performance of the underlier should not be taken as an indication of the future performance of the underlier during the term of the securities.

S&P 500® Index	High	Low	Period End
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19

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2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter (through March 10, 2014)	1,878.04	1,741.89	1,877.17

Underlier Historical Performance— January 2, 2008 to March 10, 2014

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information About the Trigger PLUS

Please read this information in conjunction with the terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event on the valuation date.  In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date.  See “Terms of the Notes—Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.

Postponement of valuation date:
The valuation date may be postponed due to the occurrence or continuance of a market disruption event on such date. See “Market disruption events and adjustments” below. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the valuation date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

Market disruption events and adjustments:
For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.
For a description of adjustments that may affect the underlier, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

Listing:	The Trigger PLUS will not be listed on any securities exchange.
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:
You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement.  The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the Trigger PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier.  Assuming this treatment is respected, gain or loss on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of Trigger PLUS at the original issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Trigger PLUS could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in

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the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders—Additional tax consideration

Non-U.S. holders should note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the Trigger PLUS.  While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the Trigger PLUS.  Non-U.S. holders should consult their tax advisors regarding the potential application of these proposed regulations.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.
We, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging.  Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Trigger PLUS or any amounts payable on your Trigger PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

These preliminary terms represent a summary of the terms and conditions of the Trigger PLUS.  We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

Notwithstanding anything to the contrary in “Plan of Distribution—Initial Offering and Issue of Securities” in the accompanying prospectus, Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $35 for each Trigger PLUS they sell.

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